Exhibit 99.1

FOR IMMEDIATE RELEASE: FEBRUARY 5, 2018

LEGGETT & PLATT REPORTS 4Q AND FULL-YEAR 2017 RESULTS

Carthage, MO, February 5, 2018 —

◾	4Q sales grew 9%, to $984 million

◾	4Q EPS of $.27, significantly impacted by TCJA[1]; 4Q adjusted[2] EPS of $.59, up 11% vs 4Q16

◾	Acquired PHC on Jan. 31; adds 2% to sales; entering new market via Styles of Competition efforts

◾	2017 sales increased 5% to $3.94 billion

◾	2017 continuing ops EPS of $2.14; 2017 continuing ops adjusted[2] EPS of $2.46, down 1% versus 2016

◾	2018 EPS guidance is $2.65–2.85 on sales of $4.2–4.3 billion; 6-9% growth vs 2017

◾	2020 targets issued: sales of $5 billion, EBIT margin of 13%, EPS of $3.50

Diversified manufacturer Leggett & Platt reported fourth quarter 2017 sales of $984 million, a 9% increase versus fourth quarter last year. Volume grew 5% and raw material-related price increases and currency impact added 4% to sales growth. Fourth quarter EPS from continuing operations was $.27. Fourth quarter adjusted2 EPS from continuing operations was $.59, an 11% increase versus 2016, primarily due to higher sales.

	Fourth Quarter			Full Year
EPS, $/share:	2017	2016	Change	2017	2016	Change
Continuing Operations	.27	.60	(55%)	2.14	2.62	(18%)
TCJA[1] Impact, net	(.37)	—		(.37)	—
Pension Settlement Charge	(.07)	—		(.07)	—
Gain from Sale of Real Estate	.11	—		.11	—
Tax Benefit from CVP Divestiture	.01	—		.05	—
CVP Divestiture Loss	—	—		(.02)	—
Impairment of Small Operation	—	—		(.02)	—
Gain on Sale of Businesses	—	.07		—	.12
Goodwill Impairment	—	—		—	(.02)
Foam Litigation Settlements	—	—		—	.03

Total Adjustments (Expense)/Income	(.32)	.07		(.32)	.13
Continuing Operations, adjusted[2]	.59	.53	11%	2.46	2.49	(1%)
Net Sales, $m	984	904	9%	3,944	3,750	5%

Full-Year Results

Full-year sales grew 5%, to $3.94 billion, and same location sales increased 6%. Volume grew 4% and raw material-related price increases and currency impact added 2%. Acquisitions also contributed 2% to sales growth but were more than offset by divestitures.

Full-year 2017 continuing operations EPS was $2.14. Full-year adjusted2 EPS from continuing operations decreased 1% to $2.46. Adjusted2 EPS benefitted from higher sales, a lower effective tax rate, and lower share count. However these improvements were more than offset by higher steel costs, the lag associated with passing along ongoing steel inflation, and several smaller factors. EBIT margin (both reported and adjusted2) was 11.9%. In 2016, EBIT margin was 13.9% and adjusted2 EBIT margin was 13.1%.

[1]	The recently enacted Tax Cuts and Jobs Act.
[2]	Please refer to attached tables for non-GAAP reconciliations.

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Impact from Tax Cuts and Jobs Act (TCJA)

Fourth quarter and full-year 2017 earnings include a net $50 million, or $.37 per share, charge for the estimated impact of the recently enacted TCJA. This is comprised of a $67 million ($.49 per share) tax charge related to the deemed repatriation of accumulated foreign earnings, a $9 million ($.07 per share) charge for accrual of foreign withholding taxes on expected future cash repatriations, and a $26 million ($.19 per share) tax benefit from the revaluation of net future tax liabilities at the new, lower, U.S. federal tax rate. As provided in TCJA, the deemed repatriation tax will be paid over eight years.

The company expects its 2018 effective tax rate to approximate 22%. This rate reflects the lower U.S. federal tax rate, the anticipated mix of domestic and foreign earnings, and the impact of state income taxes.

During 2018, the company expects to repatriate approximately $300 million of cash currently held in foreign accounts. The timing and exact amounts of these cash repatriations are difficult to predict, and are, among other things, subject to local governmental requirements. In keeping with the company’s longstanding priorities, cash will be used for: 1) organic growth involving capital expenditures and working capital investments, 2) dividends, 3) strategic acquisitions, and 4) share repurchases. In the short term, the company may use a portion of that cash to repay $150 million of debt that matures in July 2018. The company does not plan to pay a special dividend or undertake significant incremental share repurchases with this cash.

CEO Comments

President and CEO Karl G. Glassman commented, “We are pleased to have delivered 9% sales growth in the fourth quarter and 5% sales growth for the full year. This growth came primarily from new programs and added content in Automotive and market share gains in Adjustable Bed. Several other businesses, including European Spring, Geo Components, Work Furniture, and Aerospace also contributed to sales growth during the year. Weak demand in our U.S. Spring business was largely offset by increased content as we continue to place higher value components in more of the mattresses that our customers produce.

“Looking forward, we expect stronger sales growth in 2018 from volume increases in Automotive, Bedding, Adjustable Bed, Work Furniture, Aerospace, and Geo Components. With the anticipated higher sales, we expect improved EBIT margins and increased EPS in the coming year.

“Portfolio management remains a strategic priority. Over the past few years we have enhanced our business portfolio and improved margins by growing our stronger businesses and exiting businesses that consistently struggled to deliver acceptable returns. During 2017 we acquired three businesses: a distributor and installer of geosynthetic products, a manufacturer of surface-critical bent tube components for work furniture applications, and a producer of rebond carpet cushion. We also completed the divestiture of our last remaining Commercial Vehicle Products operation.

“On January 31, 2018, we acquired Precision Hydraulic Cylinders (PHC), a leading global manufacturer of engineered hydraulic cylinders primarily for the materials handling market. The purchase price was $85 million. This business has current annual revenues of $81 million and represents an attractive new growth platform for us. Hydraulic cylinders are one of a handful of new markets identified during the Styles of Competition analysis and growth process we began in 2016. PHC serves a market of mainly large OEM customers utilizing highly engineered, co-designed components with long product lifecycles, yet representing a small part of the end product’s cost. This business aligns extremely well with the Critical Components style shared by many of our strongest performing operations.

“Our primary financial goal, adopted in 2007, is to achieve TSR that ranks in the top third of the S&P 500 over rolling 3-year periods. We have achieved our goal in four of the eight 3-year periods since 2007, and have been very close to the goal in two other periods. For the three years that ended on December 31, 2017, we generated average TSR of 7% per year, which placed us just below the mid-point of the S&P 500. Though disappointing, we continue to believe our disciplined growth strategy and use of capital will support achievement of our top-third goal.”

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Cash Flow, Dividends and Stock Repurchases

The company generated $444 million of cash from operations during 2017, lower than 2016 primarily due to working capital increases to support sales growth and inflation. Uses of cash included $159 million to fund capital expenditures, $186 million for dividend payments, $39 million for acquisitions, and $155 million (net) to repurchase stock.

In November 2017, the company issued $500 million of 10-year, 3.5% notes, and used the proceeds primarily to repay outstanding commercial paper. The company increased the borrowing capacity under its commercial paper program from $750 million to $800 million, and ended the year with the full amount available. Net debt to net capital2 was 33% at year end, the lowest level in three years and comfortably within the company’s 30–40% target range. At the end of 2017, the company’s debt was 2.1 times its trailing 12-month’s adjusted2 EBITDA.

The company posted its 46th consecutive annual dividend increase in 2017, a record that only ten S&P 500 companies currently exceed. Leggett & Platt is proud of its dividend record and plans to extend it. At Friday’s closing share price of $45.05, the indicated annual dividend of $1.44 per share generates a dividend yield of 3.2%, one of the highest dividend yields among the 53 stocks of the S&P 500 Dividend Aristocrats.

The company repurchased 3.3 million shares of its stock during 2017, at an average price of $48.66, and issued 1.7 million shares primarily for employee benefit plans and stock option exercises. Shares outstanding declined to 131.9 million at year end, a 1.2% decrease versus the prior year.

Anticipating 2018 EPS of $2.65–$2.85

For 2018, the company expects that sales growth will lead to improved earnings and margins. Continuing operations EPS is expected to be $2.65–$2.85. This includes an anticipated 22% tax rate. Sales are expected to be $4.2–$4.3 billion, an increase of 6–9% versus 2017. Sales growth should occur from a combination of mid-single-digit volume growth and raw material-related price increases. The PHC acquisition is expected to add 2% to sales. Based upon this guidance range, 2018 EBIT margin should be 12.0–12.5%. Recent steel cost inflation is expected to pressure margins during the first quarter, but assuming costs stabilize, margins should improve for the remainder of the year.

Cash from operations is expected to approximate $500 million in 2018, with working capital expected to be a smaller use of cash than in 2017. Capital expenditures should be approximately $160 million, and dividend payments should approximate $195 million. The company’s target for dividend payout is 50–60% of adjusted2 earnings; payout for 2018 is expected to be near the midpoint of the target range.

The company’s long-term priorities for use of cash are unchanged; they are organic growth, dividends, and strategic acquisitions. After funding those priorities, the company generally intends to repurchase its stock. Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established. The company expects to repurchase 2–3 million shares in 2018, and issue about 1 million shares, primarily for employee benefit plans.

2020 Operating Targets

In 2016, the company shared with investors a set of 3-year operating targets that were expected to result in achievement of its top-third TSR goal through 2019. With the modest decline in 2017’s adjusted2 EPS from continuing operations, the company is extending by a year and slightly modifying those longer-term targets. The 2020 operating targets are: 1) revenue of $5 billion, 2) EBIT margin of 13%, and 3) EPS of $3.50. This EPS target reflects an anticipated 22% tax rate, incorporating the expected impact of the recent U.S. tax law change. These targets assume a stable macro environment that yields moderate demand growth. They also assume that content gains continue and that organic growth will be augmented by strategic acquisitions. The targets envision no significant inflation, deflation, currency fluctuation, or divestitures.

LIFO

Approximately 50% of Leggett’s inventories are valued on the last-in, first-out (LIFO) method. These are primarily the company’s domestic, steel-related inventories. In 2017, increasing commodity costs resulted in a full-year LIFO expense of $19 million (pretax). For 2016, increasing commodity costs, particularly in the fourth quarter, resulted in a full-year LIFO expense of $11 million (pretax).

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SEGMENT RESULTS – Fourth Quarter 2017 (versus 4Q 2016)

Change to Segment Reporting – Effective January 1, 2017, the company’s segment reporting structure was modified to align with changes made to the management organizational structure. Please see the 8-K filed on April 10, 2017 for details.

Residential Products – Total sales increased $26 million, or 7%, with same location sales up 3%. Volume increased slightly in the quarter with growth in most businesses offset by lower pass-through sales of adjustable beds, which reduced sales by 2%. Raw material-related price increases and currency impact contributed 3% to sales growth and acquisitions added 4% to the segment’s sales. EBIT increased $4 million primarily from higher sales.

Industrial Products – Total sales increased $6 million, or 4%. Same location sales grew 7%, with steel-related price increases partially offset by lower volume. Divestitures completed in 2016 reduced sales by 3%. EBIT decreased $11 million, with the non-recurrence of last year’s $16 million divestiture gain partially offset by lower LIFO expense in the current quarter.

Furniture Products – Total sales increased $25 million, or 10%, with same location sales up 8% primarily from growth in Adjustable Bed. A small acquisition in Work Furniture also added 2% to the segment’s sales. EBIT decreased $8 million, with the benefit from sales growth more than offset by higher steel costs, production inefficiencies, and other smaller items.

Specialized Products – Total sales increased $10 million, or 4%, with same location sales up 10%. Sales grew primarily from higher volume in Automotive and a favorable currency impact. A CVP divestiture reduced sales by 6%. EBIT increased $32 million primarily from a $23 million gain on the sale of real estate, higher sales, and currency benefits.

SEGMENT RESULTS – Full Year 2017 (versus 2016)

Residential Products – Total sales increased $50 million, or 3%, with same location sales flat. Volume growth of 1% and raw material-related price increases of 2% were offset by lower pass-through sales of adjustable beds (-3%). Acquisitions (net of a small divestiture) added 3% to the segment’s sales. EBIT increased $17 million over the prior year despite the non-recurrence of a $7 million litigation benefit in 2016. Current year EBIT improved primarily from the ability to pass through higher raw material costs and increased sales.

Industrial Products – Total sales decreased $37 million, or 6%, due to divestitures completed in 2016. Same location sales were flat, with steel-related price increases offset by lower volume. EBIT decreased $44 million primarily from the non-recurrence of last year’s $16 million divestiture gain, higher steel costs (including LIFO expense), the timing lag associated with passing along inflation, a $5 million impairment of a small wire products operation, and lower volume.

Furniture Products – Total sales increased $65 million, or 6%, with same location sales up 5% from growth in Adjustable Bed and Work Furniture. A small acquisition in Work Furniture also added 1% to the segment’s sales. EBIT decreased $25 million, with the benefit from sales growth more than offset by higher steel costs (including LIFO expense), production inefficiencies, and other smaller items.

Specialized Products – Total sales increased $36 million, or 4%. Same location sales increased 8%, with volume gains in Automotive and Aerospace partially offset by lower sales in the former CVP business unit. CVP divestitures reduced sales by 4%. The segment’s EBIT increased $14 million. 2017 EBIT included a $23 million gain on the sale of real estate and a $3 million loss from the divestiture of the last remaining CVP operation. 2016 EBIT included an $11 million divestiture gain and a partially offsetting $4 million goodwill impairment charge. Adjusted EBIT increased $1 million, from $174 million to $175 million, with the benefit from higher sales largely offset by growth-related costs and other smaller items.

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Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Tuesday, February 6. The webcast can be accessed from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

First quarter results will be released after the market closes on Thursday, April 26, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 135 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 14 business units, 22,000 employee-partners, and 120 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) components for home furniture and work furniture; d) carpet cushion; e) adjustable beds; f) high-carbon drawn steel wire; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to achieve its longer-term operating targets and generate average annual TSR of 11%-14%, the impact of the Tax Cuts and Jobs Act, price and product competition from foreign and domestic competitors, the amount of share repurchases, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Forms 10-K and 10-Q. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

Cassie J. Branscum, Manager of Investor Relations

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LEGGETT & PLATT	Page 6 of 8	February 5, 2018

RESULTS OF OPERATIONS	FOURTH QUARTER			YEAR TO DATE
(In millions, except per share data)	2017	2016	Change	2017	2016	Change
Net sales (from continuing operations)	$984.5	$903.7	9%	$3,943.8	$3,749.9	5%
Cost of goods sold	788.5	699.5		3,075.9	2,850.7

Gross profit	196.0	204.2	(4%)	867.9	899.2
Selling & administrative expenses	96.5	98.1	(2%)	403.6	396.8	2%
Amortization	4.7	4.8		20.7	19.9
Other expense (income), net	(25.7)	(16.9)		(24.3)	(39.5)

Earnings before interest and taxes	120.5	118.2	2%	467.9	522.0	(10%)
Net interest expense	9.9	8.2		35.9	34.9

Earnings before income taxes	110.6	110.0		432.0	487.1
Income taxes	74.2	27.0		138.4	120.0

Net earnings from continuing operations	36.4	83.0		293.6	367.1
Discontinued operations, net of tax	—	(1.3)		(0.9)	19.1

Net earnings	36.4	81.7		292.7	386.2
Less net income from non-controlling interest	(0.1)	(0.1)		(0.1)	(0.4)

Net earnings attributable to L&P	$36.3	$81.6	(56%)	$292.6	$385.8

Earnings per diluted share
From continuing operations	$0.27	$0.60	(55%)	$2.14	$2.62	(18%)
From discontinued operations	$0.00	($0.01)		($0.01)	$0.14
Net earnings per diluted share	$0.27	$0.59	(54%)	$2.13	$2.76
Shares outstanding
Common stock (at end of period)	131.9	133.5	(1.2%)	131.9	133.5
Basic (average for period)	135.6	137.3		136.0	137.9
Diluted (average for period)	136.6	139.2	(1.9%)	137.3	140.0

CASH FLOW	FOURTH QUARTER			YEAR TO DATE
(In millions)	2017	2016	Change	2017	2016	Change
Net earnings	$36.4	$81.7		$292.7	$386.2
Depreciation and amortization	31.5	29.0		125.9	115.4
Working capital decrease (increase)	37.5	50.9		(80.2)	15.1
Impairments	0.3	0.1		4.9	4.1
Deemed repatriation tax payable	67.3	—		67.3	—
Other operating activity	9.2	5.2		33.1	31.8

Net Cash from Operating Activity	$182.2	$166.9	9%	$443.7	$552.6	(20%)
Additions to PP&E	(40.4)	(40.9)		(159.4)	(124.0)	29%
Purchase of companies, net of cash	(0.1)	(1.5)		(39.1)	(29.5)
Proceeds from business and asset sales	32.6	31.9		45.2	86.1
Dividends paid	(47.6)	(45.4)		(185.6)	(177.4)
Repurchase of common stock, net	(0.2)	(15.7)		(155.0)	(193.1)
Additions (payments) to debt, net	53.1	(90.3)		281.5	6.5
Other	3.6	(40.4)		12.9	(92.5)

Increase (Decr.) in Cash & Equiv.	$183.2	$(35.4)		$244.2	$28.7

FINANCIAL POSITION	31-Dec
(In millions)	2017	2016	Change
Cash and equivalents	$526.1	$281.9
Receivables	562.1	486.6
Inventories	571.1	519.6
Other current assets	74.2	36.8

Total current assets	1,733.5	1,324.9	31%
Net fixed assets	663.9	565.5
Held for sale	2.6	11.0
Goodwill and other assets	1,117.8	1,082.7

TOTAL ASSETS	$3,517.8	$2,984.1	18%

Trade accounts payable	$430.3	$351.1
Current debt maturities	153.8	3.6
Other current liabilities	359.1	351.9

Total current liabilities	943.2	706.6	33%
Long term debt	1,097.9	956.2	15%
Deferred taxes and other liabilities	285.9	227.3
Equity	1,190.8	1,094.0	9%

Total Capitalization	2,574.6	2,277.5	13%

TOTAL LIABILITIES & EQUITY	$3,517.8	$2,984.1	18%

LEGGETT & PLATT	Page 7 of 8	February 5, 2018

SEGMENT RESULTS [1]	FOURTH QUARTER			YEAR TO DATE
(In millions)	2017	2016	Change	2017	2016	Change
External Sales
Residential Products	$394.4	$370.0	6.6%	$1,620.2	$1,571.4	3.1%
Industrial Products	74.8	61.0	22.6%	291.7	289.4	0.8%
Furniture Products	280.4	247.8	13.2%	1,096.4	989.3	10.8%
Specialized Products	234.9	224.9	4.4%	935.5	899.8	4.0%

Total	$984.5	$903.7	8.9%	$3,943.8	$3,749.9	5.2%

Inter-Segment Sales
Residential Products	$5.1	$4.0		$18.6	$17.2
Industrial Products	61.2	69.5		253.9	293.1
Furniture Products	2.4	9.8		16.8	59.3
Specialized Products	1.6	1.5		7.1	6.5

Total	$70.3	$84.8		$296.4	$376.1

Total Sales (External + Inter-segment)
Residential Products	$399.5	$374.0	6.8%	$1,638.8	$1,588.6	3.2%
Industrial Products	136.0	130.5	4.2%	545.6	582.5	(6.3%)
Furniture Products	282.8	257.6	9.8%	1,113.2	1,048.6	6.2%
Specialized Products	236.5	226.4	4.5%	942.6	906.3	4.0%

Total	$1,054.8	$988.5	6.7%	$4,240.2	$4,126.0	2.8%

EBIT
Residential Products	$40.8	$37.1	10%	$184.0	$167.5	10%
Industrial Products	4.0	15.3	(74%)	21.0	65.3	(68%)
Furniture Products	16.4	24.1	(32%)	81.5	106.6	(24%)
Specialized Products	74.3	42.6	74%	195.6	181.4	8%
Pension settlement charge	(15.3)	—		(15.3)	—
Intersegment eliminations and other	0.3	(0.9)		1.1	1.2

Total	$120.5	$118.2	2%	$467.9	$522.0	(10%)

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Products	10.2%	9.9%	30	11.2%	10.5%	70
Industrial Products	2.9%	11.7%	(880)	3.8%	11.2%	(740)
Furniture Products	5.8%	9.4%	(360)	7.3%	10.2%	(290)
Specialized Products	31.4%	18.8%	1260	20.8%	20.0%	80

Overall from Continuing Operations	12.2%	13.1%	(90)	11.9%	13.9%	(200)

LAST SIX QUARTERS	2016		2017
Selected Figures	3Q	4Q	1Q	2Q	3Q	4Q
Net Sales ($ million)	949	904	960	989	1,010	984
Sales Growth (vs. prior year)	(6%)	(4%)	2%	3%	6%	9%
Unit Volume Growth (same locations, vs. prior year)	(1%)	1%	4%	2%	4%	5%

Adjusted EBIT [3]	130	103	116	122	117	112
Cash from Operations ($ million)	124	167	58	98	105	182

Adjusted EBITDA (trailing twelve months) [3]	634	607	598	591	581	594
(Long term debt + current maturities) / Adj. EBITDA [3,4]	1.7	1.6	1.9	2.0	2.1	2.1

Same Location Sales (vs. prior year)	3Q	4Q	1Q	2Q	3Q	4Q
Residential Products	(8%)	(9%)	(2%)	(3%)	2%	3%
Industrial Products	(8%)	(4%)	(4%)	1%	(3%)	7%
Furniture Products	(5%)	(2%)	(0%)	6%	7%	8%
Specialized Products	7%	8%	9%	5%	9%	10%
Overall from Continuing Operations	(2%)	(1%)	4%	4%	6%	9%

[1]	Segment information reflects the Q1 2017 segment changes.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Refer to next page for non-GAAP reconciliations.
[4]	EBITDA based on trailing twelve months.

LEGGETT & PLATT	Page 8 of 8	February 5, 2018

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (Non-GAAP) FINANCIAL MEASURES [8]

	Full Year		2016		2017
Non-GAAP adjustments, Continuing Ops [5]	2016	2017	3Q	4Q	1Q	2Q	3Q	4Q
Gain/loss on sale of operations	(26.9)	3.3	—	(15.7)	—	—	3.3	—
Gain on sale of real estate	—	(23.4)	—	—	—	—	—	(23.4)
Pension settlement charge	—	15.3	—	—	—	—	—	15.3
Goodwill and related asset impairment	3.7	4.6	—	—	—	—	4.6	—
Benefit from litigation settlement proceeds	(6.9)	—	—	—	—	—	—	—

Non-GAAP adjustments (pre-tax)	(30.1)	(0.2)	—	(15.7)	—	—	7.9	(8.1)
Income tax impact	11.9	(0.3)	—	6.5	—	—	(2.8)	2.5
TCJA impact	—	50.4	—	—	—	—	—	50.4
Tax benefit of CVP divestiture	—	(7.6)	—	—	—	—	(5.7)	(1.9)

Non-GAAP adjustments (after tax)	(18.2)	42.3	—	(9.2)	—	—	(0.6)	42.9

Diluted shares outstanding	140.0	137.3	139.4	139.2	138.1	137.4	136.9	136.6

EPS impact of non-GAAP adjustments	(0.13)	0.32	—	(0.07)	—	—	(0.00)	0.32

	Full Year		2016		2017
Adjusted EBIT, Margin, and EPS [5]	2016	2017	3Q	4Q	1Q	2Q	3Q	4Q
EBIT (earnings before interest and taxes)	522.0	467.9	130.2	118.2	115.9	122.3	109.2	120.5
Non-GAAP adjustments (pre-tax)	(30.1)	(0.2)	—	(15.7)	—	—	7.9	(8.1)

Adjusted EBIT ($ millions)	491.9	467.7	130.2	102.5	115.9	122.3	117.1	112.4

Net sales from continuing operations	3,750	3,944	949	904	960	989	1,010	985

EBIT margin	13.9%	11.9%	13.7%	13.1%	12.1%	12.4%	10.8%	12.2%
Adjusted EBIT margin	13.1%	11.9%	13.7%	11.3%	12.1%	12.4%	11.6%	11.4%

Diluted EPS from Continuing Operations	2.62	2.14	0.67	0.60	0.62	0.64	0.61	0.27
EPS impact of non-GAAP adjustments	(0.13)	0.32	—	(0.07)	—	—	(0.00)	0.32

Adjusted EPS ($)	2.49	2.46	0.67	0.53	0.62	0.64	0.61	0.59

	End of Year		2016		2017
Net Debt to Net Capitalization [6]	2016	2017	3Q	4Q	1Q	2Q	3Q	4Q
Long term debt	956	1,098	1,055	956	1,120	1,184	1,044	1,098
Current debt maturities	4	154	1	4	3	3	153	154

Total Debt	960	1,252	1,056	960	1,123	1,187	1,198	1,252
Less cash and equivalents	(282)	(526)	(317)	(282)	(269)	(335)	(343)	(526)

Net Debt	678	726	739	678	854	852	855	726

Total capitalization	2,278	2,575	2,383	2,278	2,403	2,540	2,432	2,575
Current debt maturities	4	154	1	4	3	3	153	154
Less cash and equivalents	(282)	(526)	(317)	(282)	(269)	(335)	(343)	(526)

Net Capitalization	2,000	2,203	2,067	2,000	2,137	2,208	2,243	2,203

Long Term Debt to Total Capitalization	42%	43%	44%	42%	47%	47%	43%	43%
Net Debt to Net Capital	34%	33%	36%	34%	40%	39%	38%	33%

	Full Year		2016		2017
Total Debt to EBITDA [7]	2016	2017	3Q	4Q	1Q	2Q	3Q	4Q
Total Debt	960	1,252	1,056	960	1,123	1,187	1,198	1,252
EBIT	522.0	467.9	130.2	118.2	115.9	122.3	109.2	120.5
Depreciation and Amortization	115.4	125.9	29.2	29.0	30.3	31.9	32.2	31.5

EBITDA	637.4	593.8	159.4	147.2	146.2	154.2	141.4	152.0
Non-GAAP adjustments (pre-tax)	(30.1)	(0.2)	—	(15.7)	—	—	7.9	(8.1)

Adjusted EBITDA ($ millions)	607.3	593.6	159.4	131.5	146.2	154.2	149.3	143.9

Adjusted EBITDA, trailing 12 months	607	594	634	607	598	591	581	594

Total Debt / Adjusted 12-month EBITDA	1.6	2.1	1.7	1.6	1.9	2.0	2.1	2.1

[5]	Management and investors use these measures as supplemental information to assess operational performance.
[6]	These calculations portray debt position if the company was to use its cash to pay down debt. Management and investors use this ratio to track leverage trends across time periods with variable levels of cash.
[7]	Management and investors use this ratio as supplemental information to assess ability to pay off debt.
[8]	Calculations impacted by rounding.